Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

SciSparc Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	457(c)	61,209,538	(2)	$0.32725	(3)	$20,030,821.31	$0.0001531	$3,066.72
Total Offering Amount			61,209,538				$20,030,821.31		$3,066.72
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$3,066.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares, no par value of the Registrant, or the Ordinary Shares, as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or similar transactions.

(2)	Consists of an aggregate of 61,209,538 of the Registrant’s Ordinary Shares consisting of: (i) 53,617,021 Ordinary Shares issuable upon the conversion of convertible debentures, and (ii) 7,592,517 Ordinary Shares issuable upon the exercise of warrants. All 61,209,538 Ordinary Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($0.3443) and low ($0.3102) sales prices of the Ordinary Shares as reported on the Nasdaq Capital Market on March 21, 2025.